FOR IMMEDIATE RELEASE

Stanley Works Reiterates 2ND Quarter And Full Year 2005 Earnings Guidance

Also Provides Profit Indications For Security Solutions Segment

New Britain, Connecticut, May 6, 2005 ... At its analyst conference in New York City today, James M. Loree, Executive Vice President & Chief Financial Officer of The Stanley Works (NYSE: SWK), is updating second quarter and full year 2005 earnings guidance. Mr. Loree is reiterating estimates provided on April 27:

•	Full-year 2005 total sales growth of 8-10% and organic sales growth of 4-6%.

•	Full year 2005 earnings of $3.20-$3.30 per fully diluted share, an increase of 12-16% over $2.85 earned in 2004 from continuing operations.

•	A tax rate of approximately 27% for the year.

•	Free cash flow of $300 million in 2005.

•	Second quarter sales growth consistent with rates indicated for the full year.

•	Second quarter reported earnings of 72-76¢ per fully-diluted share, versus 70¢ per fully-diluted share from continuing operations in the second quarter of 2004.

•	Second quarter earnings of 75-79¢ per fully diluted share, excluding 3¢ per fully-diluted share of acquisition integration costs to be incurred in the second quarter.

•	A tax rate of approximately 29% in the quarter.

In addition, Mr. Loree and Christopher Eppel, Chief Financial Officer of Stanley Security Solutions, confirmed that such second quarter estimates anticipate a second quarter operating margin of approximately 15% in the Security Solutions segment excluding approximately 100bps dilution related to the acquisition integration costs. Accordingly, Mr. Loree and Mr. Eppel reiterated that the company expects to report approximately 14% operating margin for the Security Solutions segment.

Finally, Mr. Eppel indicated that operating margins in the Security Solutions segment are expected to approximate 15% in the second half 2005 and 17% in 2006.

Earnings guidance for the second quarter of 2005 reflects the Security Solutions segment operating margin percentage of sales and consolidated diluted earnings per share both with and without expected acquisition integration costs, as this information is considered useful for understanding underlying business performance. Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release including but not limited to those regarding the company’s ability to (i) achieve full year 2005 total sales growth of 8-10% and organic sales growth of 4-6%; (ii) achieve full year 2005 earnings of $3.20-$3.30 per fully diluted share, an increase of 12-16% over $2.85 earned in 2004 from continuing operations; (iii) achieve a tax rate of approximately 27% for the year; (iv) generate free cash flow of $300 million in 2005; (v) achieve second quarter sales growth consistent with rates indicated for the full year; (vi) achieve second quarter reported earnings of 72-76 cents per fully-diluted share, versus 70 cents per fully-diluted share from continuing operations in the second quarter of 2004; (vii) achieve second quarter earnings of 75-79 cents per fully diluted share, excluding 3 cents per fully-diluted share of acquisition integration costs to be incurred in the second quarter; (viii) achieve a tax rate of approximately 29% in the quarter; (ix) achieve a second quarter operating margin of approximately 15% in the Security Solutions segment excluding approximately 100bps dilution related to the acquisition integration costs and, accordingly, report approximately 14% operating margin for the Security Solutions segment; and (x) achieve operating margins in the Security Solutions segment of approximately 15% in the second half of 2005 and 17% in 2006 are forward looking and inherently subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the Results is dependent upon (i) the success of the company in identifying, negotiating and closing future acquisitions and integrating its recent (as well as future) acquisitions; (ii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; (iv) continued improvements in productivity and cost reductions; (v) the final geographic distribution of future earnings; (vi) the identification of overhead cost reduction opportunities and effective execution of the same; (vii) the company’s favorable settlement of routine tax audits; (viii) the company’s ability to successfully limit the costs incurred in order to repatriate certain cash pursuant to the American Jobs Creation Act of 2004 and the result of new legislative guidance that may be issued with respect to the same; and (ix) satisfactory payment terms under which the company buys and sells goods, materials and products.

The company’s ability to deliver the Results is also dependent upon (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the Results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.